EXHIBIT 10.10

TERMINATION AND SETTLEMENT AGREEMENT

This TERMINATION AND SETTLEMENT AGREEMENT (hereinafter referred to as the “Termination Agreement”) is entered into on May 15, 2003 (hereinafter the “Effective Date”), by and between Compass Knowledge Holdings, Inc. (hereinafter referred to as “Compass”) and Richard M. Flaherty (hereinafter referred to as “Flaherty”).

WITNESSETH:

WHEREAS, Compass and Flaherty entered into an Employment Agreement on or about January 6, 2003, whereby Flaherty presently serves as Executive Vice President and Chief Operating Officer of Compass (hereinafter the “Employment Agreement”). A copy of the Employment Agreement is attached hereto as Exhibit “A” and by this reference incorporated herein and made a material part hereof; and

WHEREAS, the parties have agreed that it is in their mutual best interests to terminate Flaherty’s employment with Compass and desire to memorialize the terms of their agreement by entering into this Termination Agreement.

NOW, THEREFORE, in consideration of the promises and undertakings contained herein, and other good and valuable consideration, the receipt and adequacy of which is acknowledged, Compass and Flaherty agree as follows:

1.	Recitals. The foregoing recitals are true and correct in all material respects and by this reference incorporated herein and made a material part hereof.

2.	Termination of Employment. The parties hereby agree that effective as of a date to be determined in the sole and absolute discretion of the Company’s President and communicated in writing to Flaherty, but in no event shall such date occur prior to June 1, 2003 (unless otherwise permitted under the terms of the Employment Agreement) or later than July 31, 2003 unless the parties otherwise agree in writing, the Employment Agreement and Flaherty’s employment with Compass shall be effectively terminated (the “Termination Date”). As of the Termination Date, neither party shall thereafter have any rights, duties, obligations, and/or claims with respect to each other except as otherwise specifically provided herein.

3.	Certain Covenants and Undertakings. Notwithstanding the foregoing termination, the parties hereby agree as follows:

(i)	Notwithstanding anything herein to the contrary, Flaherty agrees to continue to adhere to, be bound by and perform the services and duties as described in the Employment Agreement through the Termination Date. Immediately thereafter for a period of 60 days, Flaherty agrees to be reasonably available telephonically and through email to discuss, provide information, data, direction, and help that may be reasonably requested of him in order to educate, train, inform and generally continue to facilitate the transition of his work and the information he may hold regarding same back to Compass and its designees (the “Transition Services”) provided, however, that such Transition Services shall not exceed an average of 15 hours per month without additional mutually agreed upon compensation.

(ii)	Compass agrees to: (x) pay Flaherty his annual base salary as described and in accordance with the provisions of Section 3.1 of the Employment Agreement through the Termination Date, and (y) provide Flaherty with the benefits described and in accordance with Section 3.5 of the Employment Agreement through July 31, 2003.

(iii)	In consideration of and subject to the satisfaction of the covenants set forth herein and in lieu of and in consideration for any and all severance payments that he may otherwise be entitled to pursuant to Section 7.4 (a) or any other provision of the Agreement or as may otherwise be allowed by law, Compass agrees to pay Flaherty the sum of $45,000 within three (3) days of the earlier of: (x) the receipt of the expected Graceland University settlement payment in the amount of $180,000; or (y) the receipt of at least $200,000 from the University of Florida with respect to the Company’s summer session PharmD payment, but in no event shall such payment to Flaherty be later than May 30, 2003.

(iv)	Compass agrees to reimburse Flaherty through the Termination Date for all proper expenses he has incurred on behalf of Compass in accordance with the provisions of Section 4.1 of the Employment agreement.

(v)	Pursuant to the provisions of Section 3.3 of the Employment Agreement and that certain Stock Option Agreement dated January 6, 2003, Flaherty was granted options to purchase 1,000,000 common shares of Compass at an exercise price of $0.25 per share (the “Option Shares”). With respect to the Option Shares, the parties hereby agree that 50,000 of the Option Shares shall be deemed vested pursuant to and in accordance with the provisions of the Option Agreement and the Compass Stock Option Plan as of the Termination Date (the “Vested Options”), and the remaining 950,000 Option Shares are hereby forfeited and of no further force or effect.

(vi)	Except as otherwise specifically provided pursuant to this Termination Agreement, Flaherty shall not be entitled to any additional compensation, bonuses, options, benefits, severance payments, reimbursements and/or any other payments of any kind whatsoever (including, without limitation, any payments pursuant to Sections 7.3 or 7.4 of the Employment Agreement).

(viii)	Except as otherwise provided in this Termination Agreement, the Employment Agreement shall be of no further force or effect as of the Termination Date. Notwithstanding the foregoing, the parties hereby agree that the survival covenants contained in Article X of the Employment Agreement as they pertain to Articles VI, VIII, and IX shall survive the termination of the Employment Agreement and the execution and closing of this Termination Agreement.

4.	Transition Services. As a further condition to receiving the payments and Options set forth in Section 3 above, Flaherty agrees to provide Compass through the Termination Date with the benefit of his best judgment and efforts and will, in good faith and in a timely manner, cooperate with all designated Compass’ employees, personnel and agents. It is contemplated at the time of the execution of this Termination Agreement that Flaherty will provide Compass and its designated employees, personnel and agents with:

(i)	All information, files, folders, documents, data, assumptions, projections, assumptions, theories, formulas and assistance with respect to Compass’ marketing, sales and enrollment center matters;

(ii)	All information, files, folders, documents, data, assumptions, formulas and assistance with respect to all Compass and subsidiary contracts and agreements for which he negotiated, executed, has information regarding or was otherwise involved;

(iii)	All information, files, folders, documents, data, assumptions, formulas, projections, theories, and assistance with respect to all Compass and subsidiary budgets and projections for which he has information regarding or was otherwise involved;

(iv)	All information, files, folders, documents, data, formulas and assistance with respect to all university and college partner agreements and understandings;

5.	Releases. (a) Flaherty, on behalf of himself and his successors, heirs, executors, administrators, representatives, affiliates, agents and assigns, fully and unconditionally forever releases and discharges Compass, its parent company and their officers, directors, successors, assigns, affiliates, and subsidiaries (hereinafter the “Compass Releasees”) from any and all claims, demands, manners of action, causes of action, damages, judgments, agreements, demands, debts or liabilities whatsoever whether known or unknown, suspected or unsuspected, both at law and in equity, which Flaherty now has, has ever had or will hereafter acquire against the Compass Releasees with respect to activities arising from, out of or otherwise in connection with Flaherty’s employment with Compass or arising from, out of or otherwise in connection with any other matter, cause or event including, but not limited to, any compensation, wages, salary, bonuses, vacation pay, sick pay, disability pay, unemployment claims or benefits, expense reimbursements, severance or termination awards and claims, insurance benefits, and any other benefits; provided, however, that nothing contained herein shall operate to release Compass from its obligations as set forth in this Termination Agreement or any intentional wrongful act or omission.

In furtherance of the foregoing, Flaherty hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against any Compass Releasee, based upon any matter purported to be released hereby.

(b) Compass on behalf of itself and its subsidiaries, successors, affiliates, and assigns, fully and unconditionally forever releases and discharges Flaherty and his heirs, executors, administrators, and representatives (hereinafter “Flaherty Releasees”) from any and all claims, demands, manners of action, causes of action, damages, judgments, agreements, demands, debts or liabilities whatsoever whether known or unknown, suspected or unsuspected, both at law and in equity, which Compass now has or has ever had against the Flaherty Releasees with respect to activities arising from, out of or otherwise in connection with Flaherty’s employment with Compass except as otherwise provided herein and provided, that nothing contained herein shall operate to release Flaherty from his obligations pursuant to this Termination Agreement or any intentional wrongful act or omission.

6.	Captions; References. The headings and captions in this Agreement are for convenience of reference only and shall not define, affect or limit any of the terms or provisions hereof or therein. All references herein to Paragraphs, Articles and/or Sections are, unless specified otherwise, references to paragraphs, articles and/or sections of this Agreement. Unless specifically indicated otherwise, all references herein to an “Exhibit,” “Annex” or “Schedule” are references to exhibits, annexes or schedules attached hereto, all of which are incorporated herein and made a part hereof for all purposes, the same as if set forth fully herein, it being understood that if any exhibit, annex or schedule attached hereto which is to be executed and delivered contains blanks, the same shall be completed correctly and in accordance with this Settlement Agreement prior to or at the time of the execution and delivery thereof. The words “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” when used in this Settlement Agreement shall refer to the entire Agreement and not to any particular provision or section unless specifically indicated otherwise.

7.	Binding Effect. This Agreement shall be binding upon the parties and their respective administrators, successors and assigns, and shall inure to the benefit of the parties and their respective administrators, successors and assigns.

8.	Severability. Should any of the provisions of this Agreement be determined to be invalid by a Court of competent jurisdiction, the parties agree that this shall not affect the validity or enforceability of the remaining provisions, and that they shall renegotiate and reform any invalid provisions in good faith to effectuate the purpose of this Agreement and to conform it to the law.

9.	Entire Agreement and Modification. This Agreement constitutes the entire understanding between the parties and may not be modified without the express written consent of the parties.

10.	No Improper Inducement. The parties represent and acknowledge that in executing this Agreement they do not rely, and have not relied, on any representation or statement made by any of the parties or their respective agents, representatives or counsel with regard to the subject matter, bases or effect of this Agreement or otherwise, other than as specifically stated in this Agreement.

11.	Knowing and Voluntary. The parties hereto have read this Agreement and fully understand it. The only promises made in connection with this Agreement are those stated herein and the parties have signed this Agreement knowingly and voluntarily.

12.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.	Dispute Resolution.

(a) General. In the event of any dispute, difference or question arising between the parties in connection with this Agreement, the construction thereof, or the rights, duties or liabilities of either party, and which dispute cannot be amicably resolved by the good faith efforts of the parties, then such dispute shall be referred to binding arbitration as set forth in Article 13(b) below.

(b) Arbitration. Binding arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association in Orlando,

Florida. The arbitration panel shall be composed of three arbitrators, one of whom shall be chosen by Compass, one by Flaherty and the third by the two so chosen. The arbitrators shall each reasonable experience in dealing with such matters and shall not be an employee, director, shareholder or agent of either party or of an affiliate of either party, or otherwise involved (whether by contract or otherwise) in the affairs of either party. If both or either of Compass or Flaherty fails to choose an arbitrator or arbitrators within fourteen (14) days after receiving notice of commencement of arbitration or if the two arbitrators fail to choose a third arbitrator within fourteen (14) days after their appointment, the then President or his designee of the Orlando office of the American Arbitration Association shall, upon the request of both or either of the parties to the arbitration, appoint the arbitrator or arbitrators required to complete the board or, if he shall decline or fail to do so, such arbitrator or arbitrators shall be appointed by the President or his designee of the American Arbitration Association. The arbitrators shall make their decision known to both parties as quickly as possible by delivering written notice of their decision to both Parties. The Parties shall agree in writing to comply with the ruling of the arbitration panel within five (5) days of receipt of notice of such ruling. The decision of the arbitrators shall be final and binding on the Parties, and specific performance may be ordered by any court of competent jurisdiction. The Parties shall bear their own costs in preparing for the arbitration. The costs of the arbitrators shall be equally divided between the Parties.

14.	Notices. Any notice, demand, request, waiver, or other communication under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if personally served or sent by confirmed telecopy and on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered, return receipt requested, postage prepaid and addressed to the proper party at the addresses set forth in Section 9.2 of the Employment Agreement.

IN WITNESS WHEREOF, the parties hereby execute this Agreement by their respective officers duly authorized in their behalf effective as of the date and year first written above.

COMPASS KNOWLEDGE HOLDINGS, INC. a Florida corporation,

By:	/s/ ROGERS W. KIRVEN, JR.
Rogers W. Kirven, Jr., CEO

EMPLOYEE

/s/ RICHARD M. FLAHERTY